EXHIBIT 99.1

November 14, 2008 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631


          OHIO VALLEY BANC CORP. WILL NOT APPLY FOR FEDERAL FUNDS UNDER
                 THE U. S. TREASURY'S CAPITAL PURCHASE PROGRAM


GALLIPOLIS, OHIO - Ohio Valley Banc Corp. (NASDAQ: OVBC) (the "Company"), parent company of The Ohio Valley Bank Company (the "Bank"), announced today that it will not apply to participate in the United States Department of the Treasury's Capital Purchase Program (the "CPP"). The CPP is part of the federal government's Troubled Asset Relief Program approved by Congress to provide added capital and liquidity to financial institutions in hopes of increasing lending. Under the CPP, a financial institution holding company can apply for federal funds to be invested in the company, with the U. S. Treasury receiving preferred stock with a required dividend of 5% per year and warrants convertible into common stock. As part of the investment arrangement, the company receiving the federal funds must agree to certain restrictions on its operations, including obtaining permission from Treasury to increase dividends on its common stock or to repurchase its shares and certain restrictions related to executive compensation. In addition, Treasury could transfer the preferred stock to third parties, and the holder of the preferred stock would have the right to elect two directors to the Board of Directors of the financial institution under certain circumstances.

Jeffrey E. Smith, President and CEO of the Company, said, "After carefully considering the Company's capital and liquidity and its potential uses of the federal funds, as well as the other restrictions and disadvantages that would accompany participation in the Program, we concluded that it was in the best interests of the shareholders of the Company not to participate in the Program. Ohio Valley Banc Corp. meets the standards to be "well capitalized" under regulatory definitions. We believe we have adequate capital and liquidity at this time to continue to make loans in our market area in accordance with prudent lending standards. We understand that other financial institutions may need and benefit from the federal government's assistance, but we are able to do our part toward the U. S. Government's goal of making loans more available, without the federal funds.

Forward-looking Information

Certain statements contained in this news release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believes," "anticipates," "expects," "intends," "targeted" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures;
(iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and
(vii) regulatory changes. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events. See Item 1.A. "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and Part II, Item 1.A. "Risk Factors" in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.